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SHAREHOLDER MEETING (UNAUDITED)

On October 3, 1996, a special shareholder meeting was held at which the twelve Trustees identified below were elected, the selection of KPMG Peat Marwick LLP as the independent certified public accountants and auditors of the Fund for the fiscal period beginning November 7, 1996 was ratified (Proposal No. 1), the proposed investment advisory agreement was approved (Proposal No. 2), the Fund's Class A 12b-1 Distribution and Service Plan was approved by Class A shareholders (Proposal No. 3), the Fund's Class B 12b-1 Distribution and Service plan was approved by Class B shareholders (Proposal No. 4), the Fund's Class C 12b-1 Distribution and Service Plan was approved by Class C shareholders (Proposal No.5) as described in the Fund's proxy statement for the meeting. The following is a report of the votes cast:

                                                             Withheld/
Nominee/Propsal            For              Against          Abstain         Broker Non-Votes       Total
---------------            ---              -------          -------         ----------------       -----
TRUSTEES
Bridget Macaskill        3,003,991.405      34,970.878              N/A      1,482,660.845         3,038,965.283
Robert Galli             3,003,378.119      35,584.164              N/A      1,482,600.845         3,038,962.283
Leon Levy                3,000,575.459      38,386.824              N/A      1,482,660.845         3,038,962.283
Benjamine Lipstein       2,994,507.335      44,454.948              N/A      1,482,660.845         3,038,962.283
Elizabeth B. Moynihan    3,000,168.595      38,793.688              N/A      1,482,660.845         3,038,962.283
Kenneth A. Randall       3,000,394.013      38,568.270              N/A      1,482,660.845         3,038,962.283
Edward Regan             3,000,656.371      38,305.912              N/A      1,482,660.845         3,038,962.283
Russell S. Reynolds, Jr. 3,001,258.920      37,703.363              N/A      1,482,660.845         3,038,962.283
Sidney M. Robbins        2,990,956.905      48,005.378              N/A      1,482,660.845         3,038,962.283
Donald W. Spiro          2,998,429.229      40,532.984              N/A      1,482,660.845         3,038,962.283
Pauline Trigere          2,991,161.846      47,800.437              N/A      1,482,660.845         3,038,962.283
Clayton K. Yeutter       3,001,207.761      37,754.522              N/A      1,482,660.845         3,038,962.283

Proposal No. 1           2,965,354.292       6,377.986       67,230.005      1,482,660.845         3,038,962.283

Proposal No. 2           2,282,726.597      23,070.786       68,626.900      2,147,198.845         2,374,424.283

Proposal No. 3           1,355,145.006      35,410.895       51,595.022      1,405,783.383         1,442,150.923

Proposal No. 4             682,012.554      17,135.122       22,976.500        363,321.782           772,124.176

Proposal No. 5             197,445.968       4,738.175        7,965.041        105,093.680           210,149.184

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